Exhibit 10.33

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment Agreement”) is entered by and between TILT Holdings Inc. (the “Company”) and Mark Higgins (“Executive”) as of December 1, 2022 (“Effective Date”).  The Company and Executive are collectively referred to herein as “Parties” and individually as “Party.”

WHEREAS, Executive has been employed by the Company in the position of Deputy General Counsel, pursuant to the Executive Employment Agreement dated September 24, 2021, with effect on September 27, 2021 (“Agreement”);

AND WHEREAS, the Parties wish to amend the Agreement in accordance with Section 21 of the Agreement;

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are accepted, the Parties agree as follows:

1.	Parties now collectively desire and agree to amend and replace Section 2 (Employment Term) of the Agreement with the following language:

“Employment Term. The period during which the Executive is employed by the Company hereunder (the “Employment Term”) shall commence on December 1, 2022, and continue for a period of four (4) years (ending at the close of business on November 30, 2026) unless and until terminated in accordance with Section 6 below.  This Agreement shall terminate without further action by either party hereto, and no extension of this Agreement is valid except as memorialized in a writing signed by the Executive and the Chief Executive Officer. For the sake of clarity, if the Company or the Executive do not renew the terms of this Agreement or execute a new agreement following the expiration of the Employment Term, the Executive’s employment by the Company following the expiration of the Employment Term shall be on an at-will basis and may be terminated by the Company or by the Executive at any time, for any reason (or for no reason), with or without advance notice.”

2.

The Parties now collectively desire and agree to amend and replace Section 6.2(b), Section 6.2(c), and Section 6.2(d) (Without Cause by Company or for Good Reason by Executive) of the Agreement with the following language:

“(b)In the event of termination without Cause or for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to receive:

(i)Severance equal to a flat twelve (12) months of Executive’s annual Base Salary, less lawfully required withholdings, subject to Section 6.2(e) below; provided, however, that Severance payments shall cease if the Executive begins employment with another organization before all Severance payments scheduled to be paid by the Company to the Executive have been paid; and

(ii)COBRA Continuation Coverage for a period of up to fifty-two (52) weeks following the Termination Date.”

Amendment to Executive Employment Agreement

(c)       Payment by the Company of Severance and COBRA Continuation Coverage under Section 6.2(b) and Section 6.2(c) is contingent upon the Executive’s compliance with this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors, in a form provided by the Company and currently expected to be substantially similar to the document annexed to this Agreement as EXHIBIT A (GENERAL RELEASE AND COVENANT NOT TO SUE), hereinafter referred to as the “Release Agreement”, and such Release Agreement shall become effective in accordance with Section 6.5 below.”

3.	The Parties now collectively desire to add Section 6.7 (Change in Control Termination) to the Agreement with the following language:

“6.7 Change in Control Termination.

(a)          Notwithstanding any other provision contained herein, in the event of a Change in Control, if the Executive's employment hereunder is terminated by the Executive for Good Reason, or by the Company Without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive, subject to the Executive’s execution of a Release, in accordance with the terms and conditions herein, the following:

(i)	the Accrued Amounts (as defined in Section 6.1(a) above);

(ii)          a lump sum Severance payment equal to: (A) a flat eighteen (18) months or 1.5x of Executive’s annual Base Salary, plus (B) their full Incentive Bonus for that fiscal year in which the Termination Date occurs; and

(b)          Notwithstanding the terms of any equity plans or any applicable award agreements, Executive shall also be entitled to the payment of:

(i)          in the case of a Change in Control, all stock price conditions from the Equity Awards will be deemed to have been met.  If the Equity Awards are equitably assumed by the ongoing corporation based on its value at the Change in Control, vesting will occur in accordance with the original time vesting schedule.  If the Executive’s employment terminates after the Change in Control due to Termination by the Company Without Cause, Termination by the Executive For Good Reason, or termination as a result of the Executive’s death or Disability, any unvested portion of the Equity Awards will vest upon the Termination Date.  If the Executive’s employment terminates after the Change in Control for any other reason, any unvested portion of the Equity Awards will be forfeited.  Notwithstanding the forgoing, if the ongoing corporation does not equitably assume the Equity Awards, vesting will accelerate to the Change in Control date; provided, however, that any delays in the settlement or payment of such awards that are set forth in the applicable Equity Award agreement, and that are required under Section 409A, shall remain in effect; and

(c)          The Executive shall also be entitled to:

Amendment to Executive Employment Agreement

(i)          if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), partial reimbursement for the monthly health care insurance premiums increase paid by the Executive for themselves and their dependents, calculated as the difference between the amount of monthly health care insurance premiums paid by the Executive pre- and post-COBRA coverage; provided, however, that the Executive shall comply with applicable election and eligibility requirements.  The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which the Executive receives or becomes eligible to receive substantially similar health care coverage from another employer or other source.

(d)          For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)          one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of such corporation; provided, however, that a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total voting power of the Company's stock already and simply acquires additional stock;

(ii)           one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock, who possess over thirty (30%) percent of the total voting power of the stock of that group or corporation; or

(iii)          the sale of all or substantially all of the Company's assets.

(iv)          Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.”

4.All other provisions of the Agreement shall remain unamended and in full force and effect.

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Amendment to Executive Employment Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment Agreement to be duly executed as of the Effective Date.

/ss/ss/s
TILT HOLDINGS INC.

By:	/s/ Gary F. Santo, Jr.
Name:	Gary F. Santo, Jr.
Title:	Chief Executive Officer

MARK HIGGINS

By:	/s/ Mark Higgins

Amendment to Executive Employment Agreement